SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 21, 2005

AMERICAN PHARMACEUTICAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-33407	68-0389419
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 East Woodfield Road, Suite 300 East; Schaumburg, IL	60173-5837
(Address of principal executive offices)	(Zip Code)

(847) 969-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL AGREEMENT

On July 21, 2005, our board of directors, after engaging a compensation consultant to review comparative data, adopted a comprehensive compensation program for our non-employee directors. As adopted, each non-employee director will receive cash compensation as follows: (i) an annual retainer of $20,000, (ii) $2,500 for each board meeting attended in person and $500 for each board meeting attended telephonically, (iii) an annual retainer for the Audit Committee Chair of $5,000; (iv) $2,000 for attendance at each Audit Committee meeting in person and $500 for each Audit Committee meeting attended telephonically; and (v) $1,000 for attendance at each Compensation Committee meeting in person and $500 for each Compensation Committee meeting attended telephonically. In addition, our board of directors amended our 2001 Non-Employee Stock Option Program which increased the options granted to our non-employee directors. As amended, each non-employee director will receive a grant (i) of an option to purchase 7,500 shares of common stock upon joining the board and (ii) annual grants of options to purchase 10,000 shares of common stock on the date of our annual stockholder’s meeting. This comprehensive compensation program was approved for fiscal year 2005, inclusive of all meetings that have occurred since January 1, 2005. As a result, each of our non-employee directors received an option grant of 7,000 shares of common stock on July 21, 2005 which is in addition to the grant of 3,000 shares that the non-employee directors received in connection with our annual stockholder’s meeting held on June 17, 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

Exhibit No.	Description
10.25	Description of Non-Employee Director Cash Compensation Program

10.26	Amended and Restated 2001 Non-Employee Director Option Program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Nicole S. Williams
Nicole S. Williams
Chief Financial Officer
Date: July 25, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.25	Description of Non-Employee Director Cash Compensation Program

10.26	Amended and Restated 2001 Non-Employee Director Option Program